Exhibit 5.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	DALLAS
HOUSTON, TEXAS	DUBAI
77002-4995	HONG KONG
HOUSTON
TEL +1	LONDON
713.229.1234	MOSCOW
FAX +1	NEW YORK
713.229.1522	RIYADH
www.bakerbotts.com	WASHINGTON

May 2, 2006

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Ladies and Gentlemen:

In connection with the sale by TTWF LP, a Delaware limited partnership (the “Selling Stockholder”), of an aggregate of up to 6,325,000 shares (the “Shares”) of common stock, par value $0.01 per share, of Westlake Chemical Corporation, a Delaware corporation (the “Company”), pursuant to (i) the Company’s Registration Statement on Form S-3 (Registration No. 333-124581) (as amended, the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated December 19, 2005, as supplemented by the prospectus supplement relating to the sale of the Shares dated April 26, 2006 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act, certain legal matters with respect to the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) the Underwriting Agreement, dated as of April 26, 2006, among the Company, the Selling Stockholder, and the underwriters named in Schedule I thereto (the “Underwriting Agreement”), (iii) the Registration Statement, (iv) the Prospectus, (v) certificates representing the Shares, (vi) corporate records of the Company, including minute books and stock transfer records of the Company, as furnished to us by the Company, (vii) partnership records of the Selling Stockholder, including minute books, as furnished to us by the Selling Stockholder and (viii) certificates of public officials and of representatives of the Company and the Selling Stockholder, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Westlake Chemical Corporation	2	May 2, 2006

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.